EXHIBIT 99.1

Marlin Business Services Corp. Reports Third Quarter 2016 Earnings and Declares a Cash Dividend of $0.14 Per Share

Third Quarter Highlights:

  Total third quarter origination volume of $128.3 million, a record for a single quarter and up 25.9% year-over-year
  Total Funding Stream loan origination volume of $10.3 million, up 31.0% from the prior quarter and 4.6 times higher than a year ago
  Net income of $4.3 million with EPS of $0.35 per share
  ROE increased 15 basis points from prior year to 11.10%
  Total new origination loan and lease yield of 11.69% decreased 9 basis points from prior quarter and increased 70 basis points year-over-year
  Credit quality remained strong with 30+ and 60+ day delinquencies at 78 basis points and 45 basis points, respectively
  Investment in leases and loans (before deferred costs and loss allowance) ended the quarter at $756.1 million, an all-time record and up 15.1% year-over-year
  Strong capital position with equity to assets ratio of 18.26%

MOUNT LAUREL, N.J., Oct. 27, 2016 (GLOBE NEWSWIRE) -- Marlin Business Services Corp. (NASDAQ:MRLN) today reported third quarter 2016 net income of $4.3 million, or $0.35 per diluted share, compared to $4.8 million, or $0.38 per diluted share, for the third quarter last year. Included in Marlin’s third quarter 2016 net income are income tax charges of $0.1 million relating to a true-up of state tax apportionments along with $0.2 million of additional expenses related to the Company’s ‘Marlin 2.0’ initiative. Return on equity for the quarter was 11.10%, up from 10.95% a year ago.

“The third quarter was a very productive period for Marlin highlighted by record origination volume and portfolio size, continued strong credit quality and significant progress on key strategic initiatives to drive sustained profitable growth,” commented Jeffrey Hilzinger, Marlin’s President and Chief Executive Officer. “Total origination volume of $128.3 million was an all-time record, up nearly 6% compared to the previous quarter and nearly 26% from a year ago. Our origination growth was broad-based and driven by increased applications in our Equipment Finance business, including solid contributions from our new Franchise and Transportation platforms. In addition, Funding Stream, our working capital loan business, continues to gain traction and comprised $10.3 million, or 8%, of total originations in the quarter, up from $7.9 million, or 6%, of total originations in the prior quarter. Our Investment in Leases and Loans also reached an all-time record during the quarter, increasing to $756.1 million, up almost 4% compared to the previous quarter and up 15% from a year ago. Further, we achieved the record origination volume while adhering to our strict underwriting standards as evidenced by the portfolio’s credit performance, which remained excellent.”

Mr. Hilzinger continued, “In addition to our solid operational performance, during the quarter we kicked-off our ‘Marlin 2.0’ initiative, which is designed to transform the Company from primarily a micro-ticket equipment lessor into a broader provider of credit products and services to small businesses. As a result of this strategic re-visioning process, we expect to better scale our origination platforms, evaluate and renew our operating processes and better leverage our structural costs to drive sustainable growth and improved returns. Overall, I am pleased with our early progress with the Marlin 2.0 initiative and look forward to providing updates in future quarters.”

Results of Operations
Combined Equipment Finance and Funding Stream origination volume for the third quarter ended September 30, 2016 of $128.3 million was the fourth consecutive quarter of record origination volume for the Company. Equipment Finance origination volume of $117.9 million in the third quarter was up 3.8% compared to $113.6 million in the prior quarter and increased 18.4% from $99.7 million in the third quarter of 2015. The Company also experienced solid Funding Stream origination volume in the third quarter of 2016 totaling $10.3 million, up from $7.9 million in the second quarter of 2016 and $2.2 million in the same period a year ago.

Net interest and fee margin as a percentage of average finance receivables was 11.30% for the third quarter ended September 30, 2016, down 20 basis points from the second quarter of 2016 and down 66 basis points from a year ago. The decrease in margin percentage from the prior quarter and year ago periods was primarily a result of the roll-off of higher yielding assets, growth in lower yielding Equipment Finance channels, a decline in late fees and a slight increase in the Company’s cost of funds. The Company’s cost of funds increased to 112 basis points, compared to 105 basis points for the second quarter of 2016 and 89 basis points for the third quarter of 2015.

On an absolute basis, net interest and fee margin increased to $20.7 million for the quarter ended September 30, 2016, compared to $20.3 million for the prior quarter and $19.2 million for the third quarter last year.

Other income was $2.6 million for the third quarter of 2016, compared to $2.1 million in the prior quarter and $2.0 million in the third quarter last year. The increase in other income compared to the third quarter last year was partially due to a $0.2 million increase in gains-on-sale and servicing fee income from asset sales related to the Company’s emerging Capital Markets activities.

Other expenses were $12.8 million for the third quarter of 2016, compared to $12.5 million in the prior quarter and $11.4 million in the third quarter last year. The increase in other expenses compared to the prior quarter was primarily related to expenses associated with the ‘Marlin 2.0’ strategic initiative and prospective changes to where the Company reports its insurance program related expenses. Effective during the third quarter, the Company is reporting its insurance program related expenses in “other expense – general and administrative” on a prospective application. Related expenses incurred prior to the third quarter are reported net in “other income - insurance premiums written and earned”. The increase in other expenses compared to the third quarter last year was largely a result of higher salaries and benefits due to an increase in personnel from the build-out of the Transportation and Franchise platforms and Marlin’s senior leadership team. To a lesser extent, the Company also incurred higher general and administrative expense in the current quarter associated with increased marketing activities, professional consulting and the aforementioned reporting changes.

The Company’s efficiency ratio for the third quarter was 54.87% compared to 55.63% for the prior quarter and 53.81% in the third quarter last year.

Marlin recorded a provision for income taxes of $3.0 million for the third quarter of 2016, representing an effective tax rate of 41.1%, compared with $2.8 million or 38.1% for the preceding quarter and $3.0 million or 38.3% for the third quarter of 2015. During the third quarter, the Company recognized $0.1 million of additional tax expense related to a true up of tax on its state apportionments.

Credit Quality
Allowance for credit losses as a percentage of total finance receivables was 1.33% at September 30, 2016 versus 1.31% at September 30, 2015. Coverage of total 60+ day delinquencies was 259.28% at September 30, 2016 versus 269.55% at September 30, 2015.

Credit quality remained strong as finance receivables over 30 days delinquent were 0.78% of the Company’s total finance receivables portfolio as of September 30, 2016, up 3 basis points from September 30, 2015. Finance receivables over 60 days delinquent were 0.45% of the Company’s total finance receivables portfolio as of September 30, 2016, up 2 basis points from 0.43% at September 30, 2015. Third quarter net charge-offs were 1.36% of average total finance receivables versus 1.23% a year ago.

As of September 30, 2016 and 2015, the Company’s consolidated equity to assets ratio was 18.26% and 19.14%, respectively.

Corporate Developments
During the quarter, the Company announced the promotion of David Lafferty to Vice President of Capital Markets and the promotion of Richard Irwin to Treasurer. Mr. Lafferty has been Marlin’s Vice President of Commercial Credit since 1998 and has nearly 25 years of experience in equipment finance. Mr. Irwin joined Marlin in January 2016 with over 18 years of experience and most recently held various positions in CIT’s Treasury and Corporate Development functions.

The Board of Directors of Marlin Business Services Corp. today declared a $0.14 per share quarterly dividend. The dividend is payable November 17, 2016, to shareholders of record on November 7, 2016. Based on the closing stock price on October 26, 2016, the annualized dividend yield on the Company’s common stock is 2.95%.

In conjunction with this release, static pool loss statistics and a vintage delinquency analysis have been updated as supplemental information on the Investor Relations section of the Company’s website at www.marlincorp.com.

Business Outlook
The Company is updating its business outlook for the full year ending December 31, 2016 as follows:

  Full year origination volume outlook (including both loans and leases) has increased and is now expected to be in the range of $480 million to $490 million, (up from its previous guidance of $460 million to $480 million).
  Credit quality is anticipated to remain strong and within the Company’s expected range.
  Net interest margin is expected to move slightly lower in 2016 with the roll-off of higher yielding legacy leases and continued growth in lower yielding Equipment Finance channels, partially offset by expected growth in the Company’s higher yielding Funding Stream loan business.
  Full year ROE is expected to grow as strategic initiatives gain traction and the Company continues to scale.

Conference Call and Webcast
Marlin will host a conference call on Friday, October 28, 2016 at 9:00 a.m. ET to discuss the Company’s third quarter 2016 results. If you wish to participate, please call 877-312-5414 approximately 10 minutes in advance of the call time. The conference ID will be: “Marlin.” The call will also be webcast on the Investor Relations page of the Company’s website, www.marlincorp.com. An audio replay will also be available on the Investor Relations section of Marlin’s website for approximately 45 days.

About Marlin Business Services Corp.
Marlin Business Services Corp. is a nationwide provider of commercial lending solutions for small and mid-size businesses. Through its wholly-owned operating subsidiary, Marlin Business Bank, Marlin provides innovative commercial financing programs. Our equipment financing and loan products are offered directly to businesses, and through third party vendor programs, which includes manufacturers, distributors, independent dealers and brokers. Since its inception in 1997, Marlin has extended credit to over a quarter of a million business customers. Our mission is to offer convenient financing products while providing the highest level of personalized customer service. Marlin is publicly traded (MRLN). For more information about Marlin, visit www.marlincorp.com or call toll free at (888) 479-9111.

Forward-Looking Statements
This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements (including statements regarding future financial and operating results) involve risks, uncertainties and contingencies, many of which are beyond our control, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” “may,” “intend” and similar expressions are generally intended to identify forward-looking statements. Economic, business, funding, market, competitive, legal and/or regulatory factors, among others, affecting our business are examples of factors that could cause actual results to differ materially from those described in the forward-looking statements. More detailed information about these factors is contained in our filings with the Securities and Exchange Commission, including the sections captioned “Risk Factors” and “Business” in the Company’s Form 10-K filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES Condensed Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
	2016	2015

	(Dollars in thousands, except per-share data)

ASSETS
Cash and due from banks	$3,850	$4,946
Interest-earning deposits with banks	73,775	55,183
Total cash and cash equivalents	77,625	60,129
Time deposits with banks	9,107	7,368
Restricted interest-earning deposits with banks	—	216
Securities available for sale (amortized cost of $6.1 million and $6.6 million at
September 30, 2016 and December 31, 2015, respectively)	6,075	6,399
Net investment in leases and loans:
Net investment in leases and loans, excluding allowance for credit losses	769,495	690,845
Allowance for credit losses	(10,073)	(8,413)
Total net investment in leases and loans	759,422	682,432
Property and equipment, net	3,624	3,872
Property tax receivables	5,415	47
Other assets	7,733	12,521
Total assets	$869,001	$772,984

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$676,920	$587,940
Other liabilities:
Sales and property taxes payable	5,137	2,686
Accounts payable and accrued expenses	13,814	15,371
Net deferred income tax liability	14,462	16,849
Total liabilities	710,333	622,846

Stockholders’ equity:
Preferred Stock, $0.01 par value; 5,000,000 shares authorized; none issued	—	—
Common Stock, $0.01 par value; 75,000,000 shares authorized;
12,564,761 and 12,410,899 shares issued and outstanding at September 30, 2016
and December 31, 2015, respectively	126	124
Additional paid-in capital	82,892	81,703
Stock subscription receivable	(2)	(2)
Accumulated other comprehensive loss	(5)	(129)
Retained earnings	75,657	68,442
Total stockholders’ equity	158,668	150,138
Total liabilities and stockholders’ equity	$869,001	$772,984

MARLIN BUSINESS SERVICES CORP. AND SUBSIDIARIES Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

	(Dollars in thousands, except per-share data)

Interest income	$18,803	$16,690	$54,521	$49,665
Fee income	3,944	3,915	11,747	11,762
Interest and fee income	22,747	20,605	66,268	61,427
Interest expense	2,055	1,433	5,604	4,087
Net interest and fee income	20,692	19,172	60,664	57,340
Provision for credit losses	3,137	1,986	8,880	7,542
Net interest and fee income after provision for credit losses	17,555	17,186	51,784	49,798

Other income:
Insurance premiums written and earned	1,567	1,470	4,759	4,294
Other income	1,065	572	2,013	1,336
Other income	2,632	2,042	6,772	5,630
Other expense:
Salaries and benefits	7,817	7,058	23,829	21,290
General and administrative	4,980	4,357	14,073	12,780
Financing related costs	17	34	85	184
Other expenses	12,814	11,449	37,987	34,254
Income before income taxes	7,373	7,779	20,569	21,174
Income tax expense	3,028	2,982	8,105	8,173
Net income	$4,345	$4,797	$12,464	$13,001

Basic earnings per share	$0.35	$0.38	$1.00	$1.01
Diluted earnings per share	$0.35	$0.38	$1.00	$1.01

Cash dividends declared per share	$0.14	$2.14	$0.42	$2.39

SUPPLEMENTAL QUARTERLY DATA
(Dollars in thousands, except share amounts)
(Unaudited)

Quarter Ended:	9/30/2015	12/31/2015	3/31/2016	6/30/2016	9/30/2016

Net Income:
Net Income	$4,797	$2,965	$3,651	$4,468	$4,345

Annualized Performance Measures:
Return on Average Assets	2.51%	1.56%	1.88%	2.19%	2.05%
Return on Average Stockholders' Equity	10.95%	7.96%	9.74%	11.66%	11.10%

EPS Data:
Net Income Allocated to Common Stock	$4,661	$2,891	$3,548	$4,339	$4,209
Number of Shares - Basic	12,406,767	12,118,789	12,120,934	12,136,660	12,146,727
Basic Earnings per Share	$0.38	$0.24	$0.29	$0.36	$0.35

Number of Shares - Diluted	12,413,497	12,128,613	12,126,812	12,143,181	12,157,356
Diluted Earnings per Share	$0.38	$0.24	$0.29	$0.36	$0.35

Cash Dividends Declared per share	$2.14	$0.14	$0.14	$0.14	$0.14

New Asset Production:
Equipment Finance	$99,653	$104,263	$102,092	$113,615	$117,945
Funding Stream Loans	$2,242	$3,670	$6,301	$7,873	$10,316
Total New Originations	$101,895	$107,933	$108,393	$121,488	$128,261

Implicit Yield on Equipment Finance Originations	10.43%	10.64%	10.30%	10.20%	9.78%
Implicit Yield on Funding Stream Loan Originations	36.19%	32.15%	34.17%	34.72%	33.50%
Total Implicit Yield on New Originations	10.99%	11.37%	11.69%	11.78%	11.69%

Assets sold in the period	$1,394	$317	$0	$2,707	$3,871

# of Sales Reps - Total	131	136	136	139	136
# of Leases / Loans Equipment Finance	6,476	6,625	6,316	6,681	6,606
Equipment Finance Approval Percentage	66%	62%	62%	58%	56%
Average Monthly Equipment Finance Sources	1,106	1,109	1,075	1,138	1,118

Net Interest and Fee Margin:
Interest Income Equipment Finance	$16,489	$16,598	$16,808	$17,152	$17,368
Interest Income Funding Stream Loans	$123	$316	$618	$930	$1,254

Interest Income Yield	10.41%	10.35%	10.32%	10.30%	10.27%
Fee Income Yield	2.44%	2.15%	2.26%	2.25%	2.15%
Interest and Fee Income Yield	12.85%	12.50%	12.58%	12.55%	12.42%
Cost of Funds	0.89%	0.98%	1.00%	1.05%	1.12%
Net Interest and Fee Margin	11.96%	11.52%	11.58%	11.50%	11.30%

Average Total Finance Receivables	$641,020	$656,942	$679,252	$706,039	$732,346
Average Net Investment Equipment Finance	$639,713	$653,497	$672,198	$695,683	$718,601
Average Funding Stream Loans	$1,307	$3,445	$7,054	$10,356	$13,745

End of Period Net Investment Equipment Finance	$656,796	$677,491	$693,510	$718,631	$743,914
End of Period Funding Stream Loans	$2,457	$4,941	$8,616	$12,119	$15,508

Portfolio Asset Quality:

Total Finance Receivables
30+ Days Past Due Delinquencies	0.75%	0.73%	0.85%	0.71%	0.78%
30+ Days Past Due Delinquencies	$5,562	$5,618	$6,698	$5,850	$6,751

60+ Days Past Due Delinquencies	0.43%	0.41%	0.52%	0.43%	0.45%
60+ Days Past Due Delinquencies	$3,186	$3,163	$4,114	$3,548	$3,885

Equipment Finance
30+ Days Past Due Delinquencies	0.75%	0.74%	0.86%	0.72%	0.80%
30+ Days Past Due Delinquencies	$5,562	$5,618	$6,698	$5,850	$6,751

60+ Days Past Due Delinquencies	0.43%	0.41%	0.53%	0.44%	0.46%
60+ Days Past Due Delinquencies	$3,186	$3,163	$4,114	$3,548	$3,885

Funding Stream Loans
15+ Days Past Due Delinquencies	$0	$0	$0	$0	$44
15+ Days Past Due Delinquencies	0.00%	0.00%	0.00%	0.00%	0.27%

30+ Days Past Due Delinquencies	0.00%	0.00%	0.00%	0.00%	0.00%
30+ Days Past Due Delinquencies	$0	$0	$0	$0	$0

Net Charge-offs - Total Finance Receivables	$1,965	$2,628	$2,297	$2,429	$2,494
% on Average Total Finance Receivables
Annualized	1.23%	1.60%	1.35%	1.38%	1.36%

Net Charge-offs - Equipment Finance	$1,952	$2,628	$2,220	$2,331	$2,456
% on Average Net Investment in Equipment Finance
Annualized	1.22%	1.61%	1.32%	1.34%	1.37%

Net Charge-offs - Funding Stream Loans	$13	$0	$77	$98	$38
% of Average Funding Stream Loans
Annualized	4.11%	n/a	4.39%	3.77%	1.11%

Total Allowance for Credit Losses	$8,588	$8,413	$9,191	$9,430	$10,073
% of Total Finance Receivables	1.31%	1.24%	1.31%	1.30%	1.33%
% of 60+ Delinquencies	269.55%	265.98%	223.41%	265.78%	259.28%

Allowance for Credit Losses - Equipment Finance	$8,518	$8,239	$8,906	$8,926	$9,328
% of Net Investment Equipment Finance	1.30%	1.22%	1.29%	1.25%	1.26%
% of 60+ Delinquencies	267.37%	260.49%	216.47%	251.58%	240.10%

Allowance for Credit Losses - Funding Stream Loans	$69	$174	$285	$503	$745
% of Total Funding Stream Loans	2.80%	3.49%	3.26%	4.03%	4.63%
% of 60+ Delinquencies	n/a	n/a	n/a	n/a	n/a

90+ Day Delinquencies (Non-earning total finance receivables)	$1,684	$1,677	$2,352	$1,771	$2,022

Expense Ratios:
Salaries and Benefits Expense	$7,058	$9,884	$8,200	$7,812	$7,817
Salaries and Benefits Expense
Annualized % of Avg. Fin. Recbl.	4.40%	6.02%	4.83%	4.43%	4.27%

Total personnel end of quarter	307	314	309	315	318

General and Administrative Expense	$4,357	$4,671	$4,465	$4,628	$4,980
General and Administrative Expense
Annualized % of Avg. Fin. Recbl.	2.72%	2.84%	2.63%	2.62%	2.72%

Efficiency Ratio	53.81%	68.99%	58.23%	55.63%	54.87%

Balance Sheet:

Assets
Investment in Leases and Loans	$657,143	$679,737	$699,672	$727,707	$756,144
Initial Direct Costs and Fees	10,697	11,108	11,645	12,473	13,351
Reserve for Credit Losses	(8,588)	(8,413)	(9,191)	(9,430)	(10,073)
Net Investment in Leases and Loans	$659,252	$682,432	$702,126	$730,750	$759,422
Cash and Cash Equivalents	105,218	60,129	65,093	78,767	77,625
Restricted Cash	389	216	112	26	-
Other Assets	25,595	30,207	33,775	32,248	31,954
Total Assets	$790,454	$772,984	$801,106	$841,791	$869,001

Liabilities
Deposits	579,625	587,940	612,721	650,429	676,920
Other Liabilities	59,515	34,906	35,909	35,677	33,413
Total Liabilities	$639,140	$622,846	$648,630	$686,106	$710,333

Stockholders' Equity
Common Stock	$126	$124	$125	$125	$126
Paid-in Capital, net	84,002	81,701	82,054	82,516	82,890
Other Comprehensive Income (Loss)	(27)	(129)	(49)	(22)	(5)
Retained Earnings	67,213	68,442	70,346	73,066	75,657
Total Stockholders' Equity	$151,314	$150,138	$152,476	$155,685	$158,668

Total Liabilities and
Stockholders' Equity	$790,454	$772,984	$801,106	$841,791	$869,001

Capital and Leverage:
Equity	$151,314	$150,138	$152,476	$155,685	$158,668
Debt to Equity	3.83	3.92	4.02	4.18	4.27
Equity to Assets	19.14%	19.42%	19.03%	18.49%	18.26%

Regulatory Capital Ratios:
Tier 1 Leverage Capital	19.72%	19.63%	19.39%	18.90%	18.53%
Common Equity Tier 1 Risk-based Capital	21.54%	20.86%	20.51%	20.14%	19.77%
Tier 1 Risk-based Capital	21.54%	20.86%	20.51%	20.14%	19.77%
Total Risk-based Capital	22.76%	22.02%	21.74%	21.36%	21.02%

Notes:
Net investment in total finance receivables includes net investment in direct financing leases and loans.
Equipment Finance consists of equipment leases and loans.
Funding Stream Loans consist of small business loans.

Investor Contacts:
Taylor Kamp
Senior Vice President & Chief Financial Officer
856-505-4108

Lasse Glassen
Addo Investor Relations
lglassen@addoir.com
424-238-6249